UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934

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         Date of Report (Date of earliest event reported): June 28, 2000


                                  CONSECO, INC.
             (Exact name of registrant as specified in its charter)


   Indiana                               1-9250               35-1468632
----------------------                   ----------------     --------------
(State or other                          (Commission          (I.R.S. Employer
jurisdiction of                          File Number)        Identification No.)
organization)

11825 North Pennsylvania Street
        Carmel, Indiana                                           46032
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(Address of principal executive offices)                          (Zip Code)

                                 (317) 817-6100
                            -------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                         (Former name or former address,
                         if changed since last report.)

Item 5: Other Events

On June 28, 2000 Conseco, Inc. ("Conseco" or the "Company") elected Mr. Gary C. Wendt its Chairman of the Board and Chief Executive Officer. Mr. Wendt served as the Chairman of the Board and Chief Executive Officer of General Electric Capital Services, Inc. until 1998 and, in connection with his departure, entered into an agreement with General Electric Company ("GE") containing, among other things, obligations of Mr. Wendt not to compete with GE with respect to financial services businesses and non-hire obligations. In connection with his employment by the Company, it was necessary to receive a waiver from GE of the noncompetition obligations. As part of receiving the waiver, a number of benefits Mr. Wendt would have otherwise retained or received from GE were terminated. Conseco also issued a warrant for 10.5 million shares of its common stock to a subsidiary of GE in connection with the waiver. This warrant has an exercise price of $5.75 per share and is exercisable at any time prior to its scheduled expiration on June 28, 2005. The number of shares covered by the warrant and the exercise price are subject to certain anti-dilution adjustments. Pursuant to a registration rights agreement between the Company and GE, Conseco has filed a shelf registration statement to register the warrant and the underlying common stock. The registration statement is not yet effective.

Mr. Wendt and Conseco have entered into an employment agreement dated as of June 28, 2000 pursuant to which he is employed as Conseco's Chairman of the Board and Chief Executive Officer. This agreement has a scheduled 5-year term. Pursuant to this agreement, Mr. Wendt received a cash payment of $45 million and will receive a cash bonus at the end of two years of between $8 million and $50 million based on the average closing price of Conseco's common stock for the 20 trading days preceding June 30, 2002. For the last three years of the agreement, Mr. Wendt will be entitled to receive annual compensation of (i) $1 million in salary; (ii) a bonus of up to $2.8 million, based on the Company's growth in earnings per share; (iii) an annual option grant of 500,000 shares of common stock; and (iv) a restricted grant of $1.5 million in value of common stock. Under this agreement, Mr. Wendt also is being provided certain supplemental retirement, insurance and other benefits.

Pursuant to the employment agreement, the Company granted Mr. Wendt a non-qualified option to purchase 10 million shares of common stock at an exercise price of $5.875 per share. The option has a 10-year life and is 20 percent vested immediately, with the remainder vesting 20 percent on June 30 of 2002, 2003, 2004 and 2005. The Company also issued Mr. Wendt 3.2 million restricted shares of common stock which will become unrestricted if Mr. Wendt remains an employee through June 30, 2002.

The foregoing summaries of the terms of the employment, stock option and restricted stock agreements with Mr. Wendt, as well as the warrant issued to a subsidiary of GE and related registration rights agreement, are qualified by reference to the agreements which are exhibits to this report.

Item 7(c). Exhibits.

4.30 Warrant Agreement by and between Conseco, Inc. and GE Capital Equity Investments, Limited dated as of June 28, 2000 was filed as Exhibit 4 to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 10, 2000.

10.1.27 Employment Agreement by and between Gary C. Wendt and Conseco Inc., dated as of June 28, 2000.

10.1.28 Nonqualified Stock Option Agreement by and between Gary C. Wendt and Conseco, Inc., dated as of June 28, 2000.

10.1.29 Restricted Stock Agreement by and between Gary C. Wendt and Conseco, Inc., dated as of June 28, 2000.

10.44 Registration Rights Agreement by and between GE Equity Investments, Limited and Conseco, Inc., dated as of June 28, 2000 was filed as
          Exhibit 10 to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 10, 2000.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CONSECO, INC.

DATE: July 10, 2000
                                    By: /s/ Thomas J. Kilian
                                        ----------------------------------------
                                        Name: Thomas J. Kilian
                                        Title:   President